Exhibit 99.1

NEWS RELEASE

MARKEL CORPORATION 4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen. VA 23058-2009 (804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL REPORTS 19% INCREASE IN BOOK VALUE

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, January 28, 2004 — Markel Corporation (NYSE – MKL) reported net income of $4.53 per diluted share for the quarter ended December 31, 2003 compared to net income of $2.67 per diluted share for the same period of 2002. Net income for the year ended December 31, 2003 was $12.52 per diluted share compared to $7.65 per diluted share in 2002. The combined ratio was 96% and 99%, respectively, for the quarter and year ended December 31, 2003. Good underwriting results combined with exceptional investment returns resulted in a 19% increase in book value per common share during 2003. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “We are pleased to report record earnings and strong growth in book value for 2003 despite losses recognized for legacy issues. More importantly, we have returned to underwriting profitability for the first time since we acquired Markel International and Gryphon. We are well positioned to continue producing strong underwriting and investment results in 2004.”

In evaluating its operating performance, the Company focuses on core underwriting and investing results (core operations) before consideration of realized gains or losses and amortization expenses (these measures do not replace operating income (loss) or net income (loss) computed in accordance with generally accepted accounting principles as a measure of profitability). The Company believes that this measure provides meaningful information about the performance of its core underwriting and investing activities. The Company’s definition of core operations may not be comparable to that used by other companies. Following is a comparison of 2003 and 2002 results on a per diluted share basis, except for book value per common share outstanding (shares in thousands).

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Core operations	$3.93	$2.31	$9.82	$4.98
Realized gains	0.60	0.53	2.97	3.37
Amortization expense	—	(.17)	(0.27)	(.70)

Diluted net income	$4.53	$2.67	$12.52	$7.65

Weighted average diluted shares	9,862	9,857	9,861	9,852

	December 31, 2003	December 31, 2002
Book value per common share outstanding	$140.38	$117.89

Common shares outstanding	9,847	9,832

Fourth quarter income from core operations was $3.93 per share in 2003 compared to $2.31 per share for 2002. The increase was primarily due to significantly higher underwriting profits in the Excess and Surplus Lines (E&S) and Specialty Admitted segments partially offset by higher underwriting losses in the London Insurance Market and Other segments. For the year ended December 31, 2003, income from core operations was $9.82 per share compared to income from core operations of $4.98 per share for the same period of 2002. This improvement was primarily due to higher underwriting profits in the E&S segment, a return to underwriting profitability in the Specialty Admitted segment and improved underwriting results in the London Insurance Market segment.

Book value per share increased 19% to $140.38 primarily as a result of $123.5 million of net income and $91.6 million of increases in net unrealized investment gains, net of taxes, for the year ended December 31, 2003.

Comprehensive income was $79.9 million for the fourth quarter of 2003 compared to $24.0 million for the same period of 2002. For the year ended December 31, 2003, comprehensive income was $222.1 million compared to $73.3 million in 2002. The improvement in both periods of 2003 was primarily due to higher net income and a significant increase in the market value of the Company’s investment portfolio compared to 2002. Comprehensive income for the fourth quarter of 2003 includes $3.0 million of gains from currency translation adjustments, net of taxes, compared to gains of $1.5 million for the same period of 2002. For the year ended December 31, 2003, gains from currency translation adjustments, net of taxes, were $6.9 million compared to losses of $7.2 million in 2002. The Company attempts to match assets and liabilities in original currencies to mitigate the impact of currency volatility.

	-Combined Ratio Analysis-
	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Excess and Surplus Lines	82%	92%	90%	93%
Specialty Admitted	82%	98%	90%	100%
London Insurance Market	110%	104%	104%	107%
Other	820%	194%	533%	292%
Consolidated	96%	99%	99%	103%

The improvement in the Excess and Surplus Lines combined ratio for the quarter and year ended December 31, 2003 was primarily due to an improved loss ratio for most underwriting units in this segment compared to the same periods of 2002. During the fourth quarter of 2003, the Company completed its previously announced internal claims review at the Investors Brokered Excess and Surplus Lines unit. During 2003, aggregate adverse development of prior years’ loss reserves at the unit was approximately $90 million, primarily for the 1997 to 2001 accident years. This adverse development was partially offset by favorable development of prior years’ loss reserves at other operating units in this segment.

The Specialty Admitted segment produced improved underwriting results for the quarter and the year ended December 31, 2003 compared to the same periods of 2002. The significant improvement in both periods of 2003 was primarily due to lower current year losses, favorable development of prior years’ loss reserves and lower expenses as a percentage of earned premiums.

During the fourth quarter of 2003, the Company’s international operations experienced approximately $35 million of adverse development on prior years’ loss reserves. This adverse development was related to a number of items including loss reserve increases for directors’ and officers’ liability, financial institution risks, medical malpractice and general liability exposures as well as provisions for coverage disputes with insureds. As certain of these exposures were written by continuing underwriting divisions at Markel International, approximately $15 million of the increase in prior years’ loss reserves was attributed to programs within the London Insurance Market segment and the remaining $20 million was attributed to discontinued programs included in the Other segment.

The underwriting loss for the London Insurance Market segment for the fourth quarter of 2003 was primarily due to loss reserve strengthening for 1997 to 2001 U.S. casualty reinsurance programs. Markel International has rapidly reduced its U.S. casualty reinsurance exposure since its acquisition by the Company in 2000. For the year ended December 31, 2003, the combined ratio for the London Insurance Market segment decreased to 104% from 107% in 2002. The improved underwriting performance for the year ended December 31, 2003 was due to more disciplined underwriting, increased pricing and expense control partially offset by the increases in prior years’ loss reserves during the fourth quarter of 2003.

The Other underwriting loss for the year ended December 31, 2003 was $96.1 million compared to $68.9 million for the same period of 2002. In addition to the fourth quarter loss reserves increases, the underwriting loss for the year ended December 31, 2003 included reserve increases for asbestos and environmental exposures in the third quarter and allowances for reinsurance costs and collection issues.

	-Premium Analysis- Quarter Ended December 31, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2003	2002	2003	2002
Excess and Surplus Lines	$384,616	$360,192	$280,936	$228,400
Specialty Admitted	58,114	53,228	62,734	53,773
London Insurance Market	189,681	154,877	170,363	165,226
Other	4,795	3,625	2,997	10,549

Total	$637,206	$571,922	$517,030	$457,948

	-Premium Analysis- Year Ended December 31, (Dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2003	2002	2003	2002
Excess and Surplus Lines	$1,520,608	$1,316,575	$1,031,652	$768,563
Specialty Admitted	270,647	235,598	235,275	185,933
London Insurance Market	738,443	622,081	575,116	558,534
Other	42,533	43,437	22,208	35,986

Total	$2,572,231	$2,217,691	$1,864,251	$1,549,016

The Company anticipates that all segments of the specialty insurance marketplace in which it competes will continue to provide a favorable environment for its operations. While most of the Company’s insurance operations continue to achieve rate increases compared to the prior year, rate increases have begun to slow and have declined in certain lines of business. Lines of business which have experienced rate declines include large direct and reinsurance property accounts, aviation and marine war accounts. The Company believes that the rates being obtained on these books of business are at levels that support its underwriting profit targets. For 2004 planning purposes, the Company is anticipating gross premium growth of 5% to 10%. While it is not anticipated that rates will continue to increase at the same pace the property and casualty industry has experienced during the past three years, the Company is committed to maintaining adequate pricing and will not sacrifice its goal of underwriting profitability in order to maintain premium growth.

Fourth quarter 2003 net investment income was $45.5 million compared to $43.2 million in the prior year. Net investment income for the year ended December 31, 2003 was $182.6 million compared to $170.1 million in 2002. In both periods of 2003, a larger investment portfolio offset lower investment yields.

In the fourth quarter of 2003, the Company recognized $9.2 million of net realized gains compared to $8.0 million of net realized gains in 2002. For the year ended December 31, 2003, net realized gains were $45.0 million compared to net realized gains of $51.0 million for the same period last year. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Intangible assets, other than goodwill, were fully amortized as of June 30, 2003. For the year ended December 31, 2003, amortization of intangible assets was $4.1 million compared to $10.7 million for the same period of 2002. During the fourth quarter of 2003, the Company completed its annual goodwill impairment test and determined that there was no indication of impairment.

Interest expense was $13.2 million for the fourth quarter of 2003 compared to $10.1 million for the same period of 2002. For the year ended December 31, 2003, interest expense was $52.0 million compared to $40.1 million for the prior year. The increase in both periods is primarily due to the Company’s 2003 issuance of $250 million of 6.80% unsecured senior notes, due February 15, 2013.

For the fourth quarter and year ended December 31, 2003, the Company’s effective tax rate was 30% and 32%, respectively, compared to 36% for both periods of 2002. The decrease for both periods was due to the elimination of nondeductible interest expense in mid 2002 and to lower amortization of nondeductible intangible assets in 2003 compared to 2002.

At December 31, 2003, the Company’s investment portfolio increased 24% to $5.3 billion from $4.3 billion at December 31, 2002. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $270.8 million at December 31, 2003 compared to $179.2 million at December 31, 2002. Equity securities were $968.8 million, or 18% of the total investment portfolio, at December 31, 2003 compared to $550.9 million, or 13%, at December 31, 2002. Net cash provided by operating activities was approximately $630 million for the year ended December 31, 2003 compared to approximately $500 million for the same period in 2002.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. It also contains general cautionary statements regarding the Company’s business, estimates and management assumptions. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The occurrence of additional terrorist activities could have a material impact on the Company and the insurance industry. The Company’s anticipated premium growth is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. The Company is legally required to offer terrorism insurance and has attempted to manage its exposure. However, in the event of a covered terrorist attack, the Company could sustain material losses. Changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with the Company’s asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables. In addition, industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due. The Company recently completed a review of claims processes at the Investors Brokered Excess and Surplus Line unit. The Company continues to closely monitor this unit and discontinued lines and related reinsurance programs and exposures. Adverse experience in these areas could lead to additional charges. Regulatory actions can impede the Company’s ability to charge adequate rates and efficiently allocate capital. Economic conditions, interest rates and foreign exchange rate volatility can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities. The Company’s premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company’s reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

The quarterly conference call, which will involve discussion of the quarter and year end financial results and may include forward-looking information, will be held Thursday, January 29, 2004 at approximately 10:30 a.m. Eastern time. Any person interested in listening to the call, or a replay of the call, which will be available approximately two hours after the conclusion of the call until February 6, 2004, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s corporate web site, www.markelcorp.com. A replay of the call will also be available on this web site until February 6, 2004.

The webcast, the conference call and the content and permitted replays or rebroadcasts thereof, are the exclusive copyrighted property of Markel Corporation and may not be copied, taped, rebroadcast, or published in whole or in part without the express written consent of Markel Corporation.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$517,030	$457,948	$1,864,251	$1,549,016
Net investment income	45,529	43,244	182,608	170,137
Net realized gains from investment sales	9,202	7,965	45,045	51,042

Total Operating Revenues	571,761	509,157	2,091,904	1,770,195

OPERATING EXPENSES
Losses and loss adjustment expenses	330,702	316,448	1,269,522	1,114,610
Underwriting, acquisition and insurance expenses	163,815	138,847	584,710	487,108
Amortization of intangible assets	—	2,629	4,127	10,684

Total Operating Expenses	494,517	457,924	1,858,359	1,612,402

Operating Income	77,244	51,233	233,545	157,793
Interest expense	13,205	10,069	51,961	40,100

Income Before Income Taxes	64,039	41,164	181,584	117,693
Income tax expense	19,317	14,818	58,107	42,369

Net Income	$44,722	$26,346	$123,477	$75,324

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gains (losses) on securities, net of taxes
Net holding gains arising during the period	$38,223	$1,281	$120,928	$38,419
Less reclassification adjustments for gains included in net income	(5,981)	(5,177)	(29,279)	(33,177)

Net unrealized gains (losses)	32,242	(3,896)	91,649	5,242
Currency translation adjustments, net of taxes	2,961	1,549	6,936	(7,232)

Total Other Comprehensive Income (Loss)	35,203	(2,347)	98,585	(1,990)

Comprehensive Income	$79,925	$23,999	$222,062	$73,334

NET INCOME PER SHARE
Basic	$4.54	$2.68	$12.55	$7.67
Diluted	$4.53	$2.67	$12.52	$7.65

Selected Data	December 31,	December 31,
(dollars and shares in thousands, except per share data)	2003	2002
Total investments and cash	$5,349,952	$4,314,152
Reinsurance recoverable on paid and unpaid losses	1,770,607	1,730,879
Intangible assets	357,317	361,444
Total assets	8,532,233	7,408,560
Unpaid losses and loss adjustment expenses	4,929,713	4,366,803
Unearned premiums	1,060,188	937,364
Convertible notes payable	90,601	86,109
Senior long-term debt	521,510	404,384
8.71% Junior Subordinated Debentures	150,000	150,000
Total shareholders’ equity	1,382,279	1,159,111
Book value per share	$140.38	$117.89
Common shares outstanding	9,847	9,832

Markel Corporation

Segment Reporting Disclosures

For the Quarter and Year Ended December 31, 2003

Segment Gross Written Premium

Quarter Ended December 31,			Year Ended December 31,
2003	2002	(dollars in thousands)	2003	2002
$384,616	$360,192	Excess and Surplus Lines	$1,520,608	$1,316,575
58,114	53,228	Specialty Admitted	270,647	235,598
189,681	154,877	London Insurance Market	738,443	622,081
4,795	3,625	Other	42,533	43,437

$637,206	$571,922	Consolidated	$2,572,231	$2,217,691

Segment Net Written Premium

Quarter Ended December 31,			Year Ended December 31,
2003	2002	(dollars in thousands)	2003	2002
$293,818	$253,023	Excess and Surplus Lines	$1,106,728	$902,396
54,368	48,120	Specialty Admitted	254,146	218,171
156,000	132,299	London Insurance Market	591,846	460,484
(3,565)	1,690	Other	22,519	36,137

$500,621	$435,132	Consolidated	$1,975,239	$1,617,188

Segment Revenues

Quarter Ended December 31,			Year Ended December 31,
2003	2002	(dollars in thousands)	2003	2002
$280,936	$228,400	Excess and Surplus Lines	$1,031,652	$768,563
62,734	53,773	Specialty Admitted	235,275	185,933
170,363	165,226	London Insurance Market	575,116	558,534
54,731	51,209	Investing	227,653	221,179
2,997	10,549	Other	22,208	35,986

$571,761	$509,157	Consolidated	$2,091,904	$1,770,195

Reconciliation of Segment Profit (Loss)

to Consolidated Operating Income

Quarter Ended December 31,			Year Ended December 31,
2003	2002	(dollars in thousands)	2003	2002
$50,007	$18,459	Excess and Surplus Lines	$108,178	$53,275
11,283	952	Specialty Admitted	23,092	(485)
(17,185)	(6,880)	London Insurance Market	(25,151)	(36,575)
54,731	51,209	Investing	227,653	221,179
(21,592)	(9,878)	Other	(96,100)	(68,917)
—	(2,629)	Amortization of Intangible Assets	(4,127)	(10,684)

$77,244	$51,233	Consolidated	$233,545	$157,793

Combined Ratios

Quarter Ended December 31,			Year Ended December 31,
2003	2002		2003	2002
82%	92%	Excess and Surplus Lines	90%	93%
82%	98%	Specialty Admitted	90%	100%
110%	104%	London Insurance Market	104%	107%
820%	194%	Other	533%	292%
96%	99%	Consolidated	99%	103%

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